EXHIBIT 99.1

News Release

Apollo Gold Reports Net Operating Cash Flow of $3.4 million
in 2009

Denver, Colorado; March 17, 2010 – Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG; NYSE Amex: AGT) reported operating income of $6.7 million and net operating cash flow of $3.4 million for the year ended December 31, 2009.  All dollars reported in this news release are in US currency, unless otherwise noted.  Full year 2009, fourth quarter of 2009 (“4Q09”) and 2010 year-to-date highlights include:

–
Proposed court-approved plan of arrangement business combination (“Merger”) with Linear Gold Corp. (“Linear”) whereby Apollo has agreed to acquire all of the outstanding common shares of Linear in exchange for Apollo common shares at an agreed exchange ratio of 5.4742 Apollo shares per Linear share, as announced in a joint news release on March 9, 2010;

–	Commencement of production from the Black Fox Mine in late May 2009 and achievement of steady state operations in 4Q09 at 2,040 tonnes per day (“tpd”);
–	Tonnes mined increased 22% in 4Q09 over the third quarter of 2009 (“3Q09”) with the addition of a haul truck and drill rig;
–
Completion of start-up capital construction with the commissioning of new conveyor and crusher scalping circuit and water management holding facility at the Black Fox Mill in the first quarter of 2010;

–	Strategic acquisition of the Pike River property from Newmont Canada Corporation in 3Q09, which is contiguous with and between Apollo’s Black Fox and Grey Fox properties; and
–	Completion of a 53-hole, 9,936-meter drill program at Grey Fox and Pike River.

Financial Overview

For the year ended December 31, 2009, the Company reported a net loss of $61.7 million due mainly to (i) an unrealized loss from the mark-to-market change in fair value of the gold hedge book of $44.2 million, slightly offset by an unrealized gain from the Canadian dollar hedge contracts of $6.8 million for a net unrealized, non-cash loss of $37.4 million; (ii) a realized loss on gold delivered against the gold forward contracts of $7.2 million, slightly offset by a realized gain on the Canadian dollar forward contracts of $0.8 million for a net realized loss of $6.4 million; (iii) a change in the fair value of Canadian currency denominated warrants issued by Apollo resulting in a non-cash loss of $10.7 million and (iv) interest expense of $8.0 million, which included $3.8 million related to the project finance facility and mining equipment leases.  The above losses and expenses were partially offset by income from operations of $6.7 million.

The Company has adopted United States generally accepted accounting principles (“US GAAP”) in its Annual Report on Form 10-K reporting of the year ended December 31, 2009 as filed yesterday, and has provided a comparison of US GAAP against previously reported Canadian GAAP in a Summary of Financial Condition for the past five years in its Form 10-K.  One effect of the adoption of US GAAP is that a slightly greater proportion of development costs for the mining operations are expensed as current period costs and reflected in total cash costs than would be under Canadian GAAP.

Capital expenditures for 2009 and 2008 were $55.6 million and $45.1 million, respectively.  Expenditures for 2009 included (i) $32.0 million towards the cost of upgrading the Black Fox Mill to increase its capacity and throughput rate to 2,000 tpd from 1,500 tpd level in the 2008 bankable feasibility study, (ii) $5.0 million for the enhancement of the tailings facility at the mill site, (iii) $4.0 million for the construction of water management holding ponds at the mine, (iv) $13.6 million for additional capitalized pre-production expenditures including contract pre-stripping of the open pit, and (v) $1.0 million relating to the purchase of the Pike River exploration property and purchase of an underlying royalty.

In 2009, exploration expenses totaled $2 million, of which $1.2 million was invested primarily for drilling at Grey Fox and Pike River properties, compared with $0.5 million in 2008, and the remainder was used at the Huizopa Joint Venture Project in Mexico. Exploration costs were $3.2 million in 2008.

At December 31, 2009, the Company reported having restricted cash balances of $6.7 million, of which the sum of $4.6 million is the remainder of Canadian flow-through share financing completed in 2009.

Operations Overview

During the year, the Company produced 52,152 ounces and sold 46,016 ounces of gold at total cash costs of $567 per ounce of gold sold from its wholly owned Black Fox Mine in Ontario.  All of the gold sold in 2009 was delivered into the forward sales contracts at a realized price of approximately $875 per ounce. At December 31, 2009, the gold hedge book has been reduced to 200,331 ounces at a weighted average gold price of $876 per ounce, with 57,646 ounces to be delivered in 2010.

For the year, the Black Fox Mill processed 422,000 tonnes of ore (1,730 tpd), at an average gold grade of 3.7 grams per tonne (“gpt”), achieving a recovery rate of 93%, producing 46,621 ounces of gold.  An additional 109,000 tonnes of lower grade ore at a grade of 1.7 gpt were toll processed at a nearby facility at a recovery rate of 93% for additional gold production of 5,531 gold ounces.

In 4Q09, total gold sales were 21,125 ounces at total cash costs of $600 per ounce, while Black Fox produced 17,042 ounces of gold, of which the Black Fox Mill produced 15,011 ounces and 2,031 ounces were from toll processing. The fourth quarter gold production data above are revised from the previously reported January 28, 2009 Company news release due to subsequent adjustments at the refinery for year-end 2009.

The above gold production was lower than predicted in the 2008 feasibility study as a result of mined grades being lower than expected.  This lower than planned production led to Apollo’s and the project facility banks’ review of the issue of grade variability that resulted in this over-projection of grade.

There was no updated estimation of mineral reserves for the year ended December 31, 2009. This was due mainly to the Company undertaking in late 2009 a comprehensive mine plan re-modeling exercise with tighter constraints and the review of the 2010 mine plan as well as the life of mine plan to address the grade variability issue, which had resulted in an over-projection of grade in a portion of the open pit ore.  This lower grade negatively impacted 2009 gold production, which was lower than expected.

Independent professional mining consultants and the Company’s staff determined that the new mine plan will require reconciliation of actual production data in comparison to the mine plan’s forecasts for the rest of 2010.  This will be in conjunction with a continuous improvement effort, benefitted by the mine operating in its first full year of production at a steady state of 2,000 tonnes of ore per day.  Such assessment will provide more accurate information regarding mining costs, cut-off grade, and other parameters in the estimation of mineral reserves at the end of 2010.  The comprehensive review included remodeling of the underground portion of reserves and found less variance (i.e. more consistency) in comparison to the 2008 feasibility study.  The anticipated start-up of the underground portion of mining at the Black Fox Mine during 2010 will also provide actual production data for reconciliation purposes in the estimation of mineral reserves for the year ended December 31, 2010.

Merger Overview

At the exchange ratio, which represented a 20% premium to Linear shareholders on the 20-day volume weighted average share price (“VWAP”) of both companies on the TSX as of March 8, 2010, the new Company will be owned 52.2% by Apollo shareholders and 47.8% by Linear shareholders based on current issued and outstanding shares.  The Merger valued Linear at approximately Cdn$102 million (based on the price per share of Apollo common stock as of March 8, 2010).

Concurrent with the entry into the binding letter of intent in respect of the Merger (“Binding Agreement”), Linear and Apollo entered into a subscription agreement (the “Subscription Agreement”) providing for a Private Placement whereby Linear is expected to purchase 62,500,000 common shares of Apollo at a price of Cdn$0.40 per common share for gross proceeds of Cdn$25.0 million.  Pursuant to the Binding Agreement and the Subscription Agreement, the closing of the Private Placement will be subject to customary conditions precedent, including stock exchange approvals, plus conditions relating to:  (i) the two banks (the “Banks”) associated with the $70.0 million project financing agreement entering into a support agreement pursuant to which each of the Banks agree, among other things, to support and vote in favor of the Arrangement; and (ii) each of the Banks entering into a lock-up agreement,  pursuant to which each of the Banks agrees, among other things, not to, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of the Apollo common shares or common share purchase warrants of Apollo held by them before December 31, 2010.

The closing of the Private Placement is expected to occur on or before March 19, 2010.  As part of the Arrangement, the Apollo common shares expected to be issued to Linear in this Private Placement will be cancelled without any payment upon completion of the Merger.

Upon completion of the Merger, the combined company will have the following compelling profile:
–
2010 estimated production at Apollo’s Black Fox Mine in the Timmins Mining District, Ontario, of approximately 100,000 ounces of gold at total cash costs of between $500 and $550 per ounce, with 10%-20% higher production in 2011;

–	Expected medium-term production growth of approximately 70,000 ounces of gold per year beginning 2013 from Linear’s Goldfields Project in northern Saskatchewan;
–	Total reserves of approximately 2.3 million ounces of gold (within 31.2 million tonnes at an average gold grade of 2.3 gpt) in Canada;
–	Excellent exploration potential within highly prospective land packages in multiple jurisdictions, mostly in Canada and Mexico;
–	Strengthened balance sheet with lowered debt burden and improved financial flexibility with cash and cash flows available for continued exploration and development;
–	Strong management team with complementary experience in exploration, development, operations, and financing; and
–	Integration of a corporate identity with a new Company name.

Bank Consent and Revised Repayment Schedule

On March 9, 2010, the Banks under the Company’s $70 million project finance facility executed and delivered a consent letter (the “Consent Letter”), which was agreed to and accepted by each of Apollo and Linear, pursuant to which the Banks agreed, subject to the terms and conditions contained in the Consent Letter, among other things:

–	To consent to the Merger;
–
Prior to the earliest to occur of (i) the date on which the agent for the Banks determines, acting reasonably, that the Merger has been terminated or will not be completed, (ii) March 31, 2010, if the definitive agreements in respect of the Merger have not been executed by such date, or (iii) September 30, 2010, not to make demand, accelerate payment or enforce any security or any other remedies upon an “event of default” or a “review event” under the $70 million project finance facility unless and until the occurrence of certain “override events,” which “override events” are primarily related to breaches of certain covenants and provisions of the Consent Letter and the project finance facility); and

–
To amend certain provisions of the Facility Agreement, including without limitation the following revised repayment schedule:  (i) $10,000,000 on the earlier of two business days following completion of the Private Placement and March 19, 2010, (ii) $10,000,000 on the earlier of July 2, 2010 and the date that is two business days following the consummation of the Merger, (iii) $10,000,000 on the earlier of September 30, 2010 and the date on which the Company has raised funds from equity raisings following the consummation of the Merger equal to at least $10,000,000, (iv) $5,000,000 on December 31, 2010 and (v) $35,000,000 to be repaid between March 31, 2011 and March 31, 2013 as agreed between Apollo and the agent for the Banks by no later than September 30, 2010 and, in the absence of agreement between Apollo and the Agent by September 30, 2010, amounts outstanding under the project finance facility shall be due and payable on December 31, 2010.

 First Quarter and 2010 Outlook

The Company expects that production and total cash costs for first quarter of 2010 (“1Q10”) will be within 5% to 10% of 4Q09, excluding any toll processing production.  It is expected that 1Q10 will be the lowest production quarter for 2010.  In the 2010 mine plan, lower ore grade was expected to continue through February 2010 with gradual improvement in ore grade beginning in March and continuing into the second quarter of 2010 (“2Q10”).  The ore grade control programs implemented in the second half of 2009 and the new mine plan for 2010 call for improved production, costs and ore grade in the second half of 2010 to achieve full-year mine production of 100,000 ounces of gold.

 During 2010, the Company expects to focus its efforts to:

–	Produce 100,000 ounces of gold at total cash costs of $500-$550 per ounce from Black Fox;
–
Commence production from underground mining in the third quarter of 2010, ramping up from 100 tpd to 750 tpd by year-end 2010 ($13 million-$15 million in capital for underground development and equipment in 2010);

–	Commence phase 2 overburden stripping in the open pit in 3Q10 ($7 million-$8 million in capital in 2010);
–	Construct a new decline for the underground operations in the second half of 2010 ($8 million-$9 million);
–	Complete the Merger, proceed with synergistic integration of the combined assets and launch a new Company name;
–
Issue a Canadian National Instrument 43-101 compliant initial Measured and Indicated Resource estimate based on approximately 500 meters of strike length of the identified Contact Zone of gold mineralization;

–
Follow up with a 20,000-meter drill program (part of a planned $5 million exploration budget) at Grey Fox and Pike River at the Contact Zone, extending north towards the intersection of the dipping Destor-Porcupine Fault Zone, which is the host rock of the Black Fox deposit;

–	Progressively strengthen the balance sheet and working capital position.

About Apollo

Apollo is a growing gold producer that operates the wholly owned Black Fox Mine in the Township of Black River-Matheson, Ontario, Canada, which commenced gold production in May 2009.  Apollo is also exploring the adjoining Grey Fox and Pike River properties, all in the Timmins gold district in Ontario, Canada, as well as the Huizopa Joint Venture, (80 percent Apollo and 20 percent Minas De Coronado, S. de R.L. de C.V.), an early stage, gold-silver exploration project, approximately 16 kilometers (10 miles) southwest of Minefinders Dolores gold-silver mine, in the Sierra Madres in Chihuahua, Mexico. The Qualified Person who reviewed Apollo’s technical information is Apollo’s Senior Vice President of Exploration Richard F. Nanna.

About Linear

Linear Gold Corp. is a well financed gold exploration and development company committed to maximizing shareholder value through a strategy of mine development, focused exploration, and effective risk management through selective partnerships and acquisitions.  Linear’s flagship development property located near Uranium City, Saskatchewan, hosts an economic gold deposit and is now in the development stage to become a 70,000 to 90,000 ounce-per-year gold producer. Linear also holds an extensive and diverse portfolio of mineral projects in the Dominican Republic and Mexico.

Contact Information:

Wendy Yang

Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

Additional Information and Where to Find It

In connection with Apollo’s and Linear’s solicitation of proxies with respect to the meeting of shareholders of each of Apollo and Linear to be called with respect to the proposed plan of arrangement, Apollo will file a proxy statement with the Securities and Exchange Commission (the “SEC”) and Linear will file an information circular with regulatory authorities in Canada.  SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/INFORMATION CIRCULAR WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov and the information circular (when available) and other relevant documents filed with regulatory authorities in Canada on SEDAR at http://www.sedar.com.  Shareholders of Apollo will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Apollo Gold Corporation, 5655 South Yosemite St., Suite 200, Greenwood Village, Colorado 80111-3220 or (720) 886-9656, or from Apollo’s website, www.apollogold.com.  Shareholders of Linear will also be able to obtain a free-of-charge copy of the information circular and other relevant documents (when available) by directing a request by mail or telephone to Linear Gold Corp., Suite 502, 2000 Barrington Street, Halifax, Nova Scotia B3J 3K1 or (902) 422-1421, or from Linear’s website, www.lineargoldcorp.com.

Interests of Participants in the Solicitation of Proxies

Apollo and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed merger.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Apollo’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the plan of arrangement when it becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s internet website at www.sec.gov or by directing a request to Apollo at the address above.

Forward-looking Statements
Certain statements in this presentation relating to the proposed Merger and the companies' exploration activities, project expenditures and business plans are "forward-looking statements" within the meaning of securities legislation.  These statements include statements regarding completion of the Merger and the Private Placement, integration of Apollo and Linear and the launch of a new company name, future production by Apollo or the combined company, the commencement of underground mining at the Black Fox Mine and capital estimates in connection therewith, commencement of phase 2 overburden stripping, future ore grades at the Black Fox Mine,  issuance of a Canadian National Instrument 43-101,  future exploration activities (including future drill programs at Grey Fox and Pike River) and advancement towards feasibility, estimates of future cash flows, cash costs, strip ratios, grades, mill capacities, recovery rates, mine life, capital expenditures and future development at Apollo’s and Linear’s properties.  The companies do not intend, and do not assume any obligation, to update these forward-looking statements. These forward-looking statements represent management's best judgment based on current facts and assumptions that management considers reasonable, including that the required approval will be obtained from the shareholders of Apollo or Linear, that all third party regulatory and governmental approvals to the Merger will be obtained and all other conditions to completion of the Merger will be satisfied or waived, that operating and capital plans will not be disrupted by issues such as mechanical failure, unavailability of parts, labour disturbances, interruption in transportation or utilities, or adverse weather conditions, that there are no material unanticipated variations in budgeted costs, that contractors will complete projects according to schedule, and that actual mineralization on properties will not be less than identified mineral reserves. The companies make no representation that reasonable business people in possession of the same information would reach the same conclusions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In particular, fluctuations in the price of gold or in currency markets could prevent the companies from achieving their targets. Other factors are disclosed under the heading “Risk Factors”, “Risks and Uncertainties” and elsewhere in Apollo and Linear documents filed from time to time with the Toronto Stock Exchange, SEDAR and other regulatory authorities, and Apollo documents filed with the NYSE Amex, the United States Securities and Exchange Commission.

Non-GAAP Financial Measures
The term “total cash cost” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands of
	U.S. Dollars)
ASSETS
CURRENT
Restricted cash	$6,731	$13,827
Accounts receivable and other	1,690	1,249
Prepaids	394	435
Derivative instruments	1,961	552
Inventories	8,189	–
Total current assets	18,965	16,063
Derivative instruments	4,844	–
Long-term investments	1,036	1,081
Property, plant and equipment	116,171	59,043
Investment in Montana Tunnels joint venture	3,440	6,890
Restricted certificates of deposit	14,805	3,821
Other long-term assets	–	103
TOTAL ASSETS	$159,261	$87,001
LIABILITIES
CURRENT
Bank indebtedness	$328	$742
Accounts payable	6,789	12,607
Accrued liabilities	2,129	640
Derivative instruments	12,571	–
Current portion of long-term debt	34,860	22,909
Total current liabilities	56,677	36,898
Accrued long-term liabilities	483	316
Derivative instruments	31,654	–
Long-term debt	48,909	5,539
Equity-linked financial instruments	27,318	–
Accrued site closure costs	5,345	1,398
Future income tax liability	1,304	496
TOTAL LIABILITIES	171,690	44,647

SHAREHOLDERS’ (DEFICIENCY) EQUITY
Common stock - Nil par value, unlimited shares authorized; 264,200,927 and 222,860,257 shares issued and outstanding, respectively	202,769	189,451
Note warrants	–	2,234
Additional paid-in capital	45,555	48,241
Accumulated deficit	(260,753)	(197,572)
TOTAL SHAREHOLDERS’ (DEFICIENCY) EQUITY	(12,429)	42,354
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY	$159,261	$87,001

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)
INCOME

	Year Ended December 31,
	2009	2008	2007
	(U.S. dollars and shares in thousands, except per share amounts)
Revenue from sale of gold	$47,008	$–	$–
Operating expenses
Direct operating costs	26,126	–	–
Depreciation and amortization	6,978	100	104
General and administrative expenses	4,875	3,696	4,647
Accretion expense – accrued site closure costs	369	–	–
Exploration, business development and other	1,960	5,517	6,903
	40,308	9,313	11,654
Operating income (loss)	6,700	(9,313)	(11,654)
Other income (expenses)
Interest income	195	238	482
Interest expense	(8,045)	(4,868)	(9,439)
Debt transaction costs	(1,249)	(190)	(693)
Loss on modification of debentures	(1,969)	–	–
Fair value change on equity-linked financial instruments	(10,720)	–	–
Realized (loss) gain on investments – derivative instruments	(6,355)	5,507	395
Unrealized (loss) gain on investments – derivative instruments	(37,420)	(1,549)	2,101
Foreign exchange gain (loss) and other	376	(1,329)	(157)
	(65,187)	(2,191)	(7,311)
Loss before income taxes and equity (loss) earnings in Montana Tunnels joint venture	(58,487)	(11,504)	(18,965)
Income taxes	73	2,380	–
Equity (loss) earnings in Montana Tunnels joint venture	(3,236)	10,326	5,068
Net (loss) income and comprehensive (loss) income	$(61,650)	$1,202	$(13,897)

Basic and diluted net (loss) income per share:	$(0.25)	$0.01	$(0.10)
Basic weighted-average number of shares outstanding	245,404	185,059	145,645
Diluted weighted-average number of shares outstanding	245,404	212,139	145,645

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands of U.S. dollars)
Operating Activities
Net (loss) income for the year	$(61,650)	$1,202	$(13,897)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,978	100	104
Amortization of deferred financing costs	87	160	105
Financing costs	–	–	174
Stock-based compensation	764	835	962
Shares issued for services and settlement of claims	4,020	–	592
Accretion expense – accrued site closure costs	369	–	–
Accretion expense – amortization of debt discount	2,719	–	–
Accretion expense – convertible debentures	1,433	4,382	9,075
Interest paid on convertible debentures	(567)	(1,016)	(1,016)
Net change in value of derivative instruments	37,972	1,549	(2,101)
Net change in value of equity-linked financial instruments	10,720	–	–
Foreign exchange loss and other	(1,138)	1,283	572
Deferred income taxes	(73)	(2,380)	–
Net change in non-cash operating working capital items	(1,611)	(1,634)	1,750
Equity investment in Montana Tunnels joint venture	3,236	(10,326)	(5,068)
Earnings distribution from Montana Tunnels joint venture	132	8,555	3,040
Net cash provided by (used in) operating activities	3,391	2,710	(5,708)

Investing Activities
Property, plant and equipment expenditures	(55,591)	(29,826)	(2,568)
Purchase of long-term investments	–	–	(1,500)
Restricted cash, restricted certificates of deposit, and other long-term assets	(2,395)	(12,054)	(3,459)
Net cash used in investing activities	(57,986)	(41,880)	(7,527)

Financing Activities
Proceeds on issuance of shares and warrants	10,739	26,263	3,954
Proceeds from exercise of warrants and options	1,416	1,404	1,573
Proceeds on issuance of convertible debentures and note warrants	–	–	8,062
Proceeds from issuance of long-term debt	66,534	21,105	8,000
Repayment of convertible debentures	–	–	(8,731)
Repayments of long-term debt	(23,643)	(9,694)	(1,864)
Net cash provided by financing activities	55,046	39,078	10,994

Effect of exchange rate changes on cash and cash equivalents	(451)	(1,242)	(143)

Net decrease in cash and cash equivalents	–	(1,334)	(2,384)
Cash and cash equivalents, beginning of year	–	1,334	3,718
Cash and cash equivalents, end of year	$–	$–	$1,334

Supplemental cash flow information
Interest paid	$5,555	$1,504	$1,035
Income taxes paid	$35	$95	$–